EXHIBIT 99.1

Sport Chalet, Inc.
One Sport Chalet Drive
La Cañada, California 91011

March 31, 2006

[Name of Optionholder]
One Sport Chalet Drive
La Cañada, California 91011

Dear [______________]:

This letter agreement confirms the agreement between you and Sport Chalet, Inc., a Delaware corporation (the "Company"), concerning the acceleration of the vesting of all stock options that have been granted to you by the Company under its 1992 Incentive Award Plan or its 2004 Equity Incentive Plan (the "Incentive Plans") that are unvested as of the date of this letter (collectively, "Your Options").

1.  Consent to Acceleration. You hereby consent and agree to the acceleration of the vesting of Your Options.

2.  Consent to Non-Qualified Option Treatment. You hereby consent and agree that, if the acceleration of the vesting of Your Options would cause the aggregate fair market value of the Company's common stock with respect to which incentive stock options are exercisable for the first time by you in the 2006 calendar year to exceed $100,000, then such acceleration may result in the treatment of any incentive stock option exceeding the $100,000 threshold as a non-qualified stock option. For the purpose of the immediately preceding sentence, the fair market value of common stock with respect to which a stock option is exercisable is equal to the option's exercise price.

3.  Lock-Up Agreement. You hereby agree that you will not sell, transfer, assign, pledge or otherwise dispose of, alienate or encumber, either voluntarily or involuntarily, any shares that you acquire upon exercise of that portion of Your Options the vesting of which has been accelerated hereby, until the date on which such exercise would have been permitted under the terms of the applicable Incentive Plan and award agreement without giving effect to this acceleration of vesting, but including any possible acceleration of vesting that would otherwise occur following a change in control or other circumstances causing accelerated vesting as set forth in the applicable Incentive Plan or award agreement. Except as provided below, any sale or transfer, or purported sale or transfer, of any such shares or any interest therein prior to that vesting date shall be null and void. This restriction on the transfer of shares will not apply to any transfer that would have been permitted with respect to Your Options under the terms of the applicable Incentive Plan or award agreement (for example, a transfer upon your death); provided that any permitted transferee will acquire the shares subject to the transfer restrictions set forth in this paragraph 3.

4.  Legend.

(A) If you decide to exercise that portion of Your Options the vesting of which has been accelerated hereby, prior to the time that portion of Your Options otherwise would have vested (including any possible acceleration of vesting set forth in the applicable Incentive Plan or award agreement), the Company will issue shares only in certificate form evidencing the shares you acquire on exercise with the following legend and such other legends as may be required or appropriate under applicable law:

"THE OWNERSHIP OF THIS CERTIFICATE AND THE SHARES OF STOCK EVIDENCED HEREBY AND ANY INTEREST THEREIN ARE SUBJECT TO SUBSTANTIAL RESTRICTIONS ON TRANSFER UNDER AN AGREEMENT ENTERED INTO BETWEEN THE REGISTERED OWNER AND SPORT CHALET, INC. A COPY OF SUCH AGREEMENT IS ON FILE IN THE OFFICE OF THE SECRETARY OF SPORT CHALET, INC."

(B) You agree that the Company shall hold in escrow all share certificates to which such restrictions on transfer apply, until the restrictions on transfer have lapsed (i.e., until the accelerated portion of Your Options otherwise would have vested). Promptly after the transfer restrictions on any such shares have lapsed, the Company will deliver to you a certificate or certificates, free of the restrictive legend described above, evidencing such shares. Upon the occurrence of a stock split, reverse stock split, stock dividend or any other change in capitalization, reorganization, merger or similar event affecting the Company's common stock, the transfer restrictions set forth above applicable to any shares that you may have acquired upon exercise of Your Options will continue with respect to any consideration or other securities received in respect of such shares.

By executing this letter agreement, you and the Company agree that this letter agreement amends, and supersedes any inconsistent provisions of, the award agreements evidencing Your Options.

Please acknowledge your agreement with the foregoing by signing the enclosed copy of this letter agreement where indicated below and returning the executed copy to the Company, to the attention of Howard K. Kaminsky. You should return the letter so that it is received by the Company no later than March 31, 2006. If you have any questions, please call Howard K. Kaminsky at (818) 949-5386.

Sincerely,

Craig Levra
Chairman and CEO

Acknowledged and Agreed:

By _________________________
[Name of Optionholder]